Exhibit 99.11

DEAL MEMORANDUM

     This Deal Memorandum, dated February 14, 2005, is by and between Deep Star Broadcasting Systems, Inc. at 19800 Nordhoff Place, Chatsworth, CA 91311 (“Deep Star”) and William A. Furrelle, at 135 Seventh Street, New Rochelle, NY 10801 (“Furrelle”) and sets forth the principal terms and conditions under which Deep Star shall engage the professional services provided by Furrelle in connection with certain of Deep Star’s business activities.  It is contemplated by both parties that a more formal agreement shall be prepared, but until such time, the terms and conditions set forth herein shall be binding on both parties.

A. CONSULTING TERM:  For a period of Two (2) Months, commencing February 14, 2005 (the “Consulting Term”).

B. FULL TIME EMPLOYMENT TERM:  For a period of Three (3) Years, commencing April 15, 2005 (the “Full Time Term”).

C. SERVICES:  During both the Consulting and Full Time Terms, Furrelle shall responsible for: (i) introducing, selling, licensing and/or sub-licensing content broadcast via VOD platform(s) owned and/or operated by Deep Star (“the VOD Platforms”) to Multi-System Operators (“MSO’s”), Operators and Affiliates in the United States (herein referred to collectively as “Affiliates”); and (ii) maintaining good relationships between said MSO’s, Operators, Affiliates and Deep Star (i and ii herein are hereafter referred to collectively as “The Services”).

D. TITLE:  Furrelle shall be an officer of Deep Star and accorded the title, Senior Vice President of Affiliate Sales.  As an officer of Deep Star, Furrelle shall be vested with the authority to enter into contracts with Affiliates on behalf of Deep Star and otherwise conduct business on behalf of Deep Star, it being agreed that any commitments, contractual or otherwise, must be approved in advance by either John Chambliss or Richard Arnold.

E. COMPENSATION PACKAGE: In exchange for providing The Services, Deep Star shall compensate Furrelle as follows:

01.   BASE SALARY:

(i) During the Consulting Term, an annualized amount equal to $90,000, payable every other week at the rate of $3,461.54 (the “Consulting Fee”).

(ii) During the Full Time Term, $150,000 annually, payable every other week (the “Salary Period”) at the rate of $5,769.23 (the “Base Salary”).

02.   BONUS:  During both the Consulting and Full Time Terms, an amount equal to a percentage of Deep Star’s Adjusted Gross Revenue (the “Bonus Percentage”), payable on the last day of each month.

(i) For purposes of this Deal Memorandum, Adjusted Gross Revenue is defined as all monies received by Deep Star in connection with the exhibition and exploitation of the VOD Platforms in the United States, less any and all expenses incurred by Deep Star in connection with: (i) TVN Entertainment Corporation (“TVN”);  (ii) any other transporters of content delivering the VOD Platforms (the “Other Transporters”); and (iii) all entities supplying content to Deep Star for purposes of transportation, exhibition and/or exploitation on the VOD Platforms (the “Studios”).

(ii) The Bonus Percentage shall be determined by the number of Subscribers receiving the VOD Platforms at the time of calculation (the “Subscriber Levels”).  Said Subscriber Levels shall be validated by TVN and the Other Transporters.

(iii) Following is the Bonus Percentage applicable to each Subscriber Level.

A.      5.0% - 2,000,000 to 4,999,999 Subscribers
B.      4.0% - 5,000,000 to 7,999,999 Subscribers
C.      3.5% - 8,000,000 to 9,999,999 Subscribers
D.      3.0% - over 10,000,000 Subscribers

By Way Of Example:  At the end of a certain month, if the VOD Platforms are reaching 8,160,000 subscribers with an 8% buyrate and $11.00 viewer price,  a 10% MSO split would deliver $718,080 in Revenue to Deep Star.  After deducting TVN’s 4.25% rev share (on aggregate Subscriber orders) of $305,184 and the studio’s 50% rev share of the remaining $412,896 balance, Deep Star’s Adjusted Gross Revenue would equal $206,448, of which, Furrelle would receive 3.5% … a monthly Bonus amount equal to $7225.68.

03.   VACATION:  During the Full Time Term, Deep Star shall provide Furrelle with vacation time as follows, and shall pay Furrelle his Base Salary plus any Bonus earned during such periods (“Paid Vacation”):

Year #1 – Three Weeks
Year #2 – Four Weeks
Year #3 – Four Weeks

04.   INSURANCE:  Commencing Ninety (90) Days following start of the Full Time Term, Deep Star shall provide at its sole cost, a comprehensive health insurance policy for Furrelle and his family (“Insurance”).

05.   EXPENSE REIMBURSEMENT:  During both the Consulting and Full Time Term, every other week (“Expense Period”) and upon presentation of an Itemized Expense Report and substantiating invoices, Deep Star shall promptly reimburse Furrelle for any out-of-pocket he has incurred in connection with performing the Services (“Expense Reimbursement”), it being agreed that any major expenses, such as out-of-town trips, must be approved in advance by either John Chambliss or Richard Arnold.

F. JURISDICTION:  The terms embodied by this Deal Memorandum shall be governed by the Laws of the State of California.

Agreed To & Accepted By:                                                                     Agreed To & Accepted By:
DEEP STAR BROADCASTING SYSTEMS, INC.                               WILLIAM A. FURRELLE

By: _/s/ John Chambliss____________                                                   By __/s/ William Furrelle___
       Its President